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                                                                   EXHIBIT 10(j)


                                   AGREEMENT

         This instrument dated September 1, 1996 reduces to writing the agreement made effective that date by and between Tecnol Medical Products, Inc. (hereinafter, in combination with its subsidiary corporations, called "Tecnol"), and Jack G. Johnson (hereinafter called "Agent"), and is based in part on the following facts:

         A. Tecnol is and will be engaged in various legal matters, including litigation, which are handled by various law firms;

         B. Because of the broad range of duties of Tecnol's General Counsel, who is also its Chief Operating Officer, such officer is unable for the time being to devote to all such Tecnol legal matters involving such law firms the amount of time which he and Tecnol's Chief Executive believe is the optimum for Tecnol's best interests; but because these circumstances may be temporary, it is not considered desirable at this time to expand Tecnol's legal staff by hiring on a permanent basis a person experienced in litigation supervision.

         C. Agent is a retired former practicing lawyer who was for a number of years Tecnol's primary legal counsel, as well as having been for several years the primary legal counsel for a previous company for which Tecnol's chief executive was then chief executive; and Agent also served for several years as General Counsel for a large public corporation, and in such capacity dealt extensively on behalf of such corporation with outside law firms, including dealing extensively with litigation matters; and

         D. Tecnol has determined that it is in its best interest that Agent be engaged on the terms and conditions hereinafter stated as its agent and representative to act on Tecnol's behalf in
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dealing with law firms handling various of its legal matters, including litigation, and Agent has agreed to so act.

         NOW THEREFORE, Tecnol and Agent covenant and agree as follows;

         1. Effective with the date of this Agreement Tecnol has engaged and engages Agent as an independent contractor, and not as an employee, to be Tecnol's agent and representative to act on Tecnol's behalf in dealing with one or more law firms with respect to various litigation and other legal matters of Tecnol, as selected and agreed upon from time to time between Tecnol's General Counsel or its Chief Executive and Agent; and in that capacity Agent shall have the authority on behalf of Tecnol to obtain professional legal services and to act for Tecnol on the advice rendered pursuant thereto, and he shall act with and consult with Tecnol's General Counsel and Chief Executive in making major decisions for Tecnol with respect to such litigation and other legal matters. It is understood that since his retirement Agent has not maintained in active status his license to practice law, and he will not be functioning for Tecnol as a lawyer, but as an agent and representative for Tecnol in dealing with its lawyers and making decisions based on their advice. It is also understood that although Jack G. Johnson is a member of the board of directors of the Tecnol parent company, his work for Tecnol under this Agreement is unrelated to his service as such a director, and none of the compensation earned by him under this Agreement is in any way related to or dependent upon his status as, or continued service as, such a director.

         2. It is uncertain at this time how long Tecnol's best interests will be served by Agent's service under this Agreement. Such service may continue for more than two years, but either Tecnol or Agent shall have the right to terminate Agent's services hereunder by giving written notice to the other. Similarly, the appropriate amount of Agent's compensation under this Agreement is uncertain at this time, and the parties have agreed that no such compensation shall
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actually be due and payable to Agent until the month of February, 1999, regardless of any prior termination. All such compensation theretofore earned hereunder by Agent shall be paid to him during such month of February, 1999, and not before or after. At the outset it is agreed that such compensation earned by Agent shall be at the rate of Ten Thousand Dollars ($10,000) per month, based on the assumption that Agent will be devoting, on average, an amount of time consistent with that amount, taking into consideration Agent's experience and abilities. Tecnol shall have the right, however, unilaterally to reduce the amount of such compensation at any time, upon written notification to Agent if it considers such stated amount to be inappropriate in relation to the services performed; but any retroactive reduction shall only be effective if such written notice is given to Agent within sixty (60) days after the expiration of Tecnol's fiscal quarter in which the services affected shall have been rendered.

         3. Agent expects to work primarily from his home and to communicate with Tecnol's lawyers and executives primarily by telephone except when circumstances make his presence at Tecnol or a law firm or elsewhere desirable. In the event that Agent's long distance telephone calls and travel expenses pursuant to this Agreement shall at some point exceed a nominal amount he shall have the right to submit to Tecnol from time to time a statement of such expenses and have them reimbursed by Tecnol, but Tecnol shall have no obligation to reimburse any expense item unless a statement listing that item is submitted to Tecnol in writing within ninety (90) days after the date such expense was incurred by Agent.

         4. All Tecnol information received by Agent from any source pursuant to his services under this Agreement shall be strictly confidential and shall not be disclosed by him to any party or entity except Tecnol's authorized officers and its legal counsel.
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         5.      This Agreement shall be binding upon Tecnol, its successors and assigns and upon Agent, his heirs and personal representatives.

                 Executed by the parties hereto effective the date indicated.

                                  TECNOL MEDICAL PRODUCTS, INC.

                                  By  s/s David Radunsky
                                      -----------------------------------------

                                      s/s Jack G. Johnson
                                      -----------------------------------------
                                           JACK G. JOHNSON